Exhibit 99.1

50 N. Laura Street
Jacksonville, Fla. 32202
904-357-9100

News Release

Contacts
Investors	Mr. Carl Kraus	904-357-9158
Media Relations	Mrs. Shannon Thuren	904-357-9181

For Immediate Release

Rayonier Completes Purchase of 56,300 Acres of Timberland in Washington

JACKSONVILLE, Fla.—(BUSINESS WIRE)—April 8, 2008—Rayonier (NYSE:RYN) said today that it has completed the previously announced purchase of 56,300 acres of timberland in southwest Washington from Sierra Pacific Industries. After adjustments, the final purchase price was $213.4 million or $3,790 per acre. Rayonier’s Washington holdings now total more than 426,000 acres.

The timberlands are heavily stocked with 319 million board feet of merchantable timber, increasing Rayonier’s Western region inventory by 27 percent. The acquisition also significantly improves Rayonier’s inventory of higher value species, reflecting the property’s mix of 41 percent Douglas-fir and 55 percent hemlock.

“The acquisition of these highly productive timberlands reflects our continued commitment to disciplined, strategic growth,” said Rayonier chairman, president and CEO Lee M. Thomas. “We have significantly increased our merchantable timber and have achieved greater scale in the Northwest.”

The transaction is structured as part of a tax-efficient like-kind exchange through which the company expects to realize tax benefits of approximately $36 million in the next three years (2008-2010). Funding for the purchase was provided through a combination of cash on hand and borrowings from Rayonier’s existing revolving credit facility.

Based on conservative harvest assumptions reflecting current market conditions, the acquisition is expected to be slightly cash accretive ($.01 to $.02 per share) in 2008 and 2009, with projected increases thereafter as timber markets recover. However, earnings per share dilution of approximately $.06 per share is expected in 2008, primarily due to non-cash depletion expense.

Rayonier manages its Washington timberlands in accordance with the Sustainable Forestry Initiative(R) and intends to certify the acquired timberlands.

Headquartered in Jacksonville, Fla., Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company’s real estate holdings include approximately 200,000 acres in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida. Rayonier is structured as a real estate investment trust.

Certain statements in this document regarding anticipated financial outcomes (including earnings guidance, if any), business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices; the geographic concentration of a significant portion of our timberland; our ability to identify and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of timberlands and real estate; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status.